EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER 2014 AND YEAR END RESULTS

Reported Highlights

•	2014 net income of $27.2 million, or $1.35 per diluted share

•	Fourth quarter net income of $6.0 million or $0.30 per diluted share ($0.42 per diluted share excluding certain items)

•	Commercial and Industrial ("C&I") loans grow 22% during 2014 and total portfolio loans grow 14%

Core Highlights1

•	2014 core net income of $26.0 million, or $1.29 per diluted share

•	Fourth quarter core net income of $6.7 million, or $0.33 per diluted share

•	Fourth quarter core net interest income of $25.7 million, up 13% annualized from the linked quarter

St. Louis, January 22, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $27.2 million for the year ended December 31, 2014, a decrease of $5.9 million or 18% as compared to the prior year. Net income per diluted share was $1.35 for the year ended December 31, 2014, a decrease of 21% compared to $1.73 per diluted share for the prior year. The Company recorded net income of $6.0 million for the quarter ended December 31, 2014, an increase of 65% compared to net income of $3.6 million for the prior year period. Net income per diluted share was $0.30 for the fourth quarter of 2014, an increase of 67% compared to $0.18 per diluted share for the fourth quarter of 2013. Fourth quarter 2014 net income was impacted by a $2.9 million ($0.09 per diluted share) penalty on the early pay-off of $50.0 million of debt with the Federal Home Loan Bank of Des Moines ("FHLB") and $1.0 million ($0.03 per diluted share) of facilities charges to dispose of office property. Exclusive of these items, fourth quarter 2014 earnings per diluted share would have increased to $0.42 per common share.

On a core basis1, the Company reported net income of $26.0 million, or $1.29 per diluted share for the year ended December 31, 2014 compared to $29.0 million, or $1.47 per diluted share in 2013.  The decrease was due to a benefit for provision for loan losses recorded in the prior year, offset by increases in revenue and reduced noninterest expenses. Core net earnings for the fourth quarter of 2014 were $6.7 million, or $0.33 per diluted share, compared to $5.5 million, or $0.28 per diluted share in the prior year period.  The increase was primarily due to increases in net interest income and lower provision for loan loss and noninterest expenses.

Peter Benoist, President and CEO, commented, "We're entering the new year with strong momentum, following robust loan production and net interest income growth in the fourth quarter. Portfolio loans increased at a 24% annualized rate in the quarter, and 14% for the year, with material gains in all three markets and particularly strong growth in our niche lending segments. At the same time, our credit quality measures remain favorable, as nonperforming assets declined 22% in 2014."
"We took several actions impacting fourth quarter reported earnings that will produce future benefits for Enterprise. By prepaying higher rate FHLB advances, we'll reduce overall funding costs. The facilities charge is connected to the relocation of our wealth management group into recently available space at our corporate headquarters, which will not only reduce operating expenses, but also promote closer interaction with the banking division," said Benoist.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

"Enterprise's core earnings power continues to climb," Benoist noted. "With strong loan production, careful management of our margins and rising productivity, we drove increases in core net interest income in each quarter of 2014. We look forward to continuing progress in 2015."
Banking Segment
Net Interest Income
Net interest income in the fourth quarter increased $3.4 million from the linked third quarter due to growth in average portfolio loan balances, margin expansion including the effect of higher prepayment and other loan fees, and higher accelerated cash flows from PCI loans. The net interest margin was 4.13% for the fourth quarter, compared to 3.75% in the linked third quarter.

Net interest income decreased $1.6 million from the prior year period due to lower balances of PCI loans, lower accelerated cash flows on PCI loans, and lower interest rates on newly originated loans. These items were partially offset by lower interest expense primarily related to the payoff of debt with higher interest rates. The net interest margin decreased 42 basis points from 4.55% in the fourth quarter of 2013, however core net interest income increased modestly compared to the prior year quarter, as portfolio loan growth of 14% and lower costs of interest bearing liabilities outweighed lower loan yields on portfolio loans.

In the fourth quarter of 2014, the yield on PCI loans was 26.47%, as compared to 14.67% in the linked quarter and 25.66% in the prior year period. Excluding the accelerated cash flow impacts, the yield on PCI loans was 13.9% in the fourth quarter of 2014 compared to 13.4% in the linked quarter and 15.8% in the prior year period.

The cost of interest-bearing deposits was 0.56% in the fourth quarter of 2014, declining 2 basis points from the linked third quarter and 1 basis point lower than the fourth quarter of 2013 primarily from lower time deposit balances. The cost of interest-bearing liabilities was 0.63% in the quarter, declining 1 basis point from the linked quarter and 10 basis points from the fourth quarter of 2013. The reduction from the prior year period was primarily due to initiatives in the second half of 2013 and into 2014 to lower the cost of funds. These actions include the prepayment of $30.0 FHLB borrowings in December 2013 combined with the conversion of $25.0 million 9% trust preferred securities to common equity.

Additionally, in the fourth quarter of 2014, the Company prepaid an additional $50.0 million of FHLB advances with a weighted average interest rate of 4.17%, a maturity of 3 years and incurred a prepayment penalty of $2.9 million (pre-tax). The penalty was recorded as a component of noninterest expenses. The refinancing of these borrowings was executed for asset-liability management purposes and is also expected to further reduce the Company's cost of interest bearing liabilities and will help to mitigate net interest margin compression.

Core net interest margin, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended			For the Years ended
($ in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Core net interest margin[1]	3.45%	3.41%	3.54%	3.42%	3.55%
Core net interest income[1]	25,667	24,865	25,057	98,438	99,805

Core net interest income1 increased 13% on an annualized basis compared to the linked third quarter as our loan portfolio grew 24% on an annualized basis while our deposit cost declined 1 basis point. Core net interest margin increased 4 basis points when compared to the linked quarter, primarily due to fees on loans which was offset by lower balances of PCI loans.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Core net interest margin declined 9 basis points from the prior year quarter primarily due to an 8 basis point decline from lower balances of PCI loans. Pressure on loan yields and continued reductions in PCI loan balances could lead to a further decline in core net interest margin in 2015.

Portfolio loans
Portfolio loans totaled $2.4 billion at December 31, 2014 , increasing $139 million , or 24% annualized, compared to the linked quarter. On a year over year basis, portfolio loans increased $297 million, or 14%.

Commercial and Industrial ("C&I") loans increased $98.2 million during the fourth quarter of 2014 compared to the linked third quarter of 2014. C&I loans represented 52% of the Company's loan portfolio at December 31, 2014, increased slightly from 51% reported at September 30, 2014. C&I loans grew $229 million, or 22%, since December 31, 2013. During 2014, the Company also grew loans in the Construction real estate, Residential real estate, and Consumer and other categories with a modest $8 million decline in Commercial real estate. The Company continues to focus on originating high-quality C&I relationships as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. Our specialized market segments, particularly life insurance premium finance, and enterprise value lending have contributed to the growth in the C&I category. C&I loan growth also supports our efforts to maintain the Company's asset sensitive interest rate risk position. At December 31, 2014, 64% of our portfolio loans had variable interest rates. The Company experienced strong loan growth during 2014 and expects to achieve a 10% or above portfolio loan growth rate for 2015.

Purchase credit impaired ("PCI") loans and other real estate covered under FDIC loss share agreements
PCI loans totaled $99 million at December 31, 2014, a decrease of $14.8 million, or 13%, from the linked third quarter, and $41.4 million, or 29% from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at December 31, 2014 was $5.9 million, a 33% decrease from $8.8 million at September 30, 2014. During the fourth quarter of 2014, the Company sold $3.2 million of other real estate, resulting in a net gain of $0.2 million.
The Company remeasures contractual and expected cash flows on PCI loans on a periodic basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the fourth quarter of 2014 additional provision expense of $0.1 million was recorded for certain loan pools. The provision expense was approximately 80% offset through noninterest income by an increase in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the fourth quarter resulted in accelerated discount income of $3.3 million, which was partially offset by a decrease in the FDIC loss share receivable.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The following table illustrates the financial contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Contractual interest income	$1,840	$1,701	$1,878	$1,988	$2,358
Accelerated cash flows and other incremental accretion	5,149	2,579	4,538	6,664	7,314
Estimated funding cost	(325)	(314)	(349)	(415)	(767)
Total net interest income	6,664	3,966	6,067	8,237	8,905
Provision reversal/(Provision) for loan losses	(126)	1,877	470	(3,304)	(2,185)
Gain/(loss) on sale of other real estate	195	(45)	164	131	97
Change in FDIC loss share receivable	(1,781)	(2,374)	(2,742)	(2,410)	(4,526)
Change in FDIC clawback liability	(141)	(1,028)	(143)	111	(136)
Other expenses	(540)	(731)	(832)	(823)	(1,182)
PCI assets income before income tax expense	$4,271	$1,665	$2,984	$1,942	$973

At December 31, 2014 the remaining accretable yield on the portfolio was estimated to be $29 million and the non-accretable difference was approximately $65 million. Absent cash flow accelerations or pool impairment, the Company currently estimates average PCI loan balances to be approximately $80 million and income before tax expense on PCI assets will be approximately $6 million to $8 million in 2015.

Asset quality for portfolio loans and other real estate
Nonperforming loans were 0.91% of portfolio loans at December 31, 2014, versus 0.79% of portfolio loans at September 30, 2014, and 0.98% at December 31, 2013. The Company's allowance for loan losses was 1.24% of loans at December 31, 2014, representing 136% of nonperforming loans, as compared to 1.25% at September 30, 2014 representing 158% of nonperforming loans, and 1.28% at December 31, 2013, representing 131% of nonperforming loans.

Nonperforming loans were $22.2 million at December 31, 2014, a 22% increase from $18.2 million at September 30, 2014, and a 7% increase from $20.8 million at December 31, 2013. During the quarter ended December 31, 2014, there were $2.1 million of charge-offs, $3.4 million of other principal reductions, $0.6 million of assets transferred to other real estate, $2.6 million moved to performing loans, and $12.8 million of additions to nonperforming loans. The net additions to nonperforming loans were primarily related to three unrelated accounts.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Nonperforming loans, by portfolio class at December 31, 2014, were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$145	$6.8	4.70%
Commercial Real Estate - Investor Owned	413	5.0	1.21%
Commercial Real Estate - Owner Occupied	358	1.3	0.36%
Residential Real Estate	185	3.1	1.67%
Commercial & Industrial	1,270	6.0	0.47%
Consumer & Other	63	—	—%
Total	$2,434	$22.2	0.91%

Nonperforming assets as a percentage of total assets were 0.74% at December 31, 2014, compared to 0.64% at September 30, 2014 and 0.90% at December 31, 2013.

Other real estate totaled $1.9 million at December 31, 2014, a decrease of $0.4 million from September 30, 2014. At December 31, 2013, other real estate totaled $7.6 million. During the fourth quarter of 2014, the Company sold $2.5 million of other real estate, resulting in a pre-tax loss of $0.2 million.

Net charge-offs in the fourth quarter of 2014 were $0.6 million, representing an annualized rate of 0.10% of average loans, compared to net recoveries of $0.3 million in the linked third quarter. Net charge-offs were $1.8 million, an annualized rate of 0.33%, in the fourth quarter of 2013. For the year-ended 2014, the Company's net charge-offs declined significantly to $1.5 million, or 0.07% of average loans, as compared to $6.4 million, or 0.31% of average loans, in the prior year.

Provision for loan losses was $2.0 million in the fourth quarter of 2014 compared to a benefit of $0.1 million in the third quarter of 2014 and provision of $2.5 million in the fourth quarter of 2013. For the year-end 2014, provision for loan losses was an expense of $4.4 million as compared to a benefit of $0.6 million in the prior year.

Deposits
Total deposits at December 31, 2014 were $2.5 billion, a decrease of $18.3 million, or 1%, from September 30, 2014, and $43 million, or 2%, from December 31, 2013. The decrease in deposits from the linked quarter was due to withdrawal of a customer deposit resulting from a significant transaction that occurred in the third quarter offset by seasonal increases.

Noninterest-bearing deposits decreased $52.9 million compared to September 30, 2014 and decreased $10.8 million over the December 31, 2013. The composition of Noninterest-bearing deposits remained stable at 26% of total deposits at December 31, 2014, compared to December 31, 2013. The total cost of deposits has declined 1 basis point since December 31, 2013.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. Fourth quarter 2014 Wealth Management revenues of $1.8 million were flat when compared to the linked third quarter and $0.1 million, or 3%, higher than the prior year period.

Trust assets under management were $865 million at December 31, 2014, an increase of $8 million, or 1%, when compared to the linked period ended September 30, 2014, and an increase of $36 million, or 4%, when compared to the prior year period. The increase in Trust assets under management as compared to the linked quarter is due to the addition of new clients during the quarter as well as general market appreciation.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Trust assets under administration were $1.5 billion at December 31, 2014, an increase of $16 million, or 1%, when compared to the linked period ended September 30, 2014, and an increase of $41 million, or 3%, when compared to the prior year period ended December 31, 2013.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $1.4 million for the fourth quarter of 2014, compared to $0.2 million for the linked third quarter and $1.3 million in the fourth quarter of 2013. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Noninterest Expenses

Noninterest expenses were $24.8 million for the quarter ended December 31, 2014, compared to $21.1 million for the quarter ended September 30, 2014 and $28.2 million for the quarter ended December 31, 2013. Noninterest expenses for the fourth quarter of 2014 included a charge of $2.9 million for the aforementioned FHLB prepayment penalty and $1.0 million for costs associated with sale of company office property. The office property sale will result in lower occupancy expenses prospectively. Noninterest expenses for the fourth quarter of 2013 also included a $2.6 million FHLB prepayment penalty and $0.8 million for disposal of branch facilities. Core noninterest expenses1, which exclude these items and expenses directly related to PCI loans and assets covered under loss share agreements were $20.2 million for the quarter ended December 31, 2014, compared to $19.3 million for the linked quarter and $23.5 million for the prior year period.

The Company's Core efficiency ratio1 was 62.8% for the quarter ended December 31, 2014, compared to 62.8% for the linked quarter, and 70.4% for the prior year period, and reflects overall expense management and revenue growth trends. Core efficiency ratio is a non-GAAP measure. The attached tables contain a reconciliation of Core efficiency ratio.

The Company anticipates total noninterest expenses to be between $19 million and $21 million per quarter for 2015.

Other Business Results

The total risk based capital ratio was 13.42% at December 31, 2014 compared to 13.61% at September 30, 2014 and 13.78% at December 31, 2013. The tangible common equity ratio was 8.69% at December 31, 2014 versus 8.63% at September 30, 2014 and 7.78% at December 31, 2013. The Company's Tier 1 common equity ratio was 10.16% at December 31, 2014 compared to 10.29% at September 30, 2014 and 10.08% at December 31, 2013. The total risk based capital ratio, and Tier 1 common equity ratios declined slightly due to loan growth in the quarter as compared to the prior quarter. The slight increase in the tangible common equity ratio as compared to the prior quarter was due to unrealized gains in the investment portfolio and earnings, partially offset by an increase in assets. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 32.0% for the quarter ended December 31, 2014 compared to 34.9% for the quarter ended September 30, 2014 and 28.0% for the prior year period. The Company's effective tax rate for the years ended December 31, 2014 and 2013 was 33.8% and 33.9%, respectively.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin and other Core performance measures, tangible common equity ratio and Tier 1 common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of nonrecurring items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss of other real estate covered under FDIC loss share agreements and expenses directly related to the PCI loans and other assets covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity and the Tier 1 common equity ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, January 22, 2015. During the call, management will review the fourth quarter of 2014 results and related matters. The call and accompanying presentation will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and the call at 1-800-533-7954 (Conference ID #9135935.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Years ended
(in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
EARNINGS SUMMARY
Net interest income	$30,816	$27,444	$28,742	$30,366	$32,371	$117,368	$135,152
Provision for loan losses - portfolio loans	1,968	66	1,348	1,027	2,452	4,409	(642)
Provision for loan losses - purchase credit impaired loans	126	(1,877)	(470)	3,304	2,185	1,083	4,974
Noninterest income	4,852	4,452	3,405	3,922	4,946	16,631	9,899
Noninterest expense	24,795	21,121	20,445	21,102	28,199	87,463	90,639
Income before income tax expense	8,779	12,586	10,824	8,855	4,481	41,044	50,080
Income tax expense	2,812	4,388	3,664	3,007	860	13,871	16,976
Net income	5,967	8,198	7,160	5,848	3,621	27,173	33,104

Diluted earnings per share	$0.30	$0.41	$0.36	$0.30	$0.18	$1.35	$1.73
Return on average assets	0.73%	1.02%	0.92%	0.77%	0.46%	0.86%	1.06%
Return on average common equity	7.50%	10.62%	9.65%	8.26%	5.07%	9.01%	12.78%
Return on average tangible equity	8.43%	11.98%	10.95%	9.43%	5.82%	10.19%	14.90%
Net interest margin (fully tax equivalent)	4.13%	3.75%	4.04%	4.39%	4.55%	4.07%	4.78%
Efficiency ratio	69.52%	66.22%	63.60%	61.54%	75.57%	65.27%	62.49%
Noninterest expenses to average assets	3.04%	2.63%	2.62%	2.77%	3.56%	2.77%	2.90%

CORE PERFORMANCE SUMMARY[1]
Net interest income	$25,667	$24,865	$24,204	$23,702	$25,057	$98,438	$99,805
Provision for loan losses	1,968	66	1,348	1,027	2,452	4,409	(642)
Noninterest income	6,438	5,926	5,983	6,201	8,331	24,548	24,662
Noninterest expense	20,170	19,347	19,468	20,384	23,492	79,369	81,736
Income before income tax expense	9,967	11,378	9,371	8,492	7,444	39,208	43,373
Income tax expense	3,264	3,926	3,108	2,867	1,994	13,165	14,407
Net income	6,703	7,452	6,263	5,625	5,450	26,043	28,966

Earnings per share	$0.33	$0.37	$0.31	$0.28	$0.28	$1.29	$1.47
Return on average assets	0.82%	0.93%	0.80%	0.74%	0.69%	0.82%	0.93%
Return on average common equity	8.43%	9.65%	8.44%	7.94%	7.64%	8.63%	11.18%
Net interest margin (fully tax equivalent)	3.45%	3.41%	3.41%	3.44%	3.54%	3.42%	3.55%
Efficiency ratio	62.83%	62.83%	64.49%	68.17%	70.36%	64.53%	65.67%

1A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Years ended
(in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$34,385	$31,036	$32,309	$34,024	$36,435	$131,754	$153,289
Total interest expense	3,569	3,592	3,567	3,658	4,064	14,386	18,137
Net interest income	30,816	27,444	28,742	30,366	32,371	117,368	135,152
Provision for portfolio loans	1,968	66	1,348	1,027	2,452	4,409	(642)
Provision for purchase credit impaired loans	126	(1,877)	(470)	3,304	2,185	1,083	4,974
Net interest income after provision for loan losses	28,722	29,255	27,864	26,035	27,734	111,876	130,820

NONINTEREST INCOME
Wealth Management revenue	1,751	1,754	1,715	1,722	1,699	6,942	7,118
Deposit service charges	1,864	1,812	1,767	1,738	1,800	7,181	6,825
Gain on sale of other real estate	17	114	717	683	1,801	1,531	3,363
State tax credit activity, net	1,392	156	207	497	1,289	2,252	2,503
Gain on sale of investment securities	—	—	—	—	—	—	1,295
Gain on sale of branches	—	—	—	—	1,044	—	1,044
Change in FDIC loss share receivable	(1,781)	(2,374)	(2,742)	(2,410)	(4,526)	(9,307)	(18,173)
Other income	1,609	2,990	1,741	1,692	1,839	8,032	5,924
Total noninterest income	4,852	4,452	3,405	3,922	4,946	16,631	9,899

NONINTEREST EXPENSE
Employee compensation and benefits	11,350	11,913	11,853	12,116	14,272	47,232	47,278
Occupancy	1,528	1,683	1,675	1,640	1,979	6,526	7,277
FDIC Clawback	141	1,028	143	(111)	136	1,201	951
FHLB prepayment penalty	2,936	—	—	—	2,590	2,936	2,590
Facilities disposal charge	1,004	—	—	—	797	1,004	797
Other	7,836	6,497	6,774	7,457	8,425	28,564	31,746
Total noninterest expenses	24,795	21,121	20,445	21,102	28,199	87,463	90,639

Income before income tax expense	8,779	12,586	10,824	8,855	4,481	41,044	50,080
Income tax expense	2,812	4,388	3,664	3,007	860	13,871	16,976
Net income	$5,967	$8,198	$7,160	$5,848	$3,621	$27,173	$33,104

Basic earnings per share	$0.30	$0.41	$0.36	$0.30	$0.19	$1.38	$1.78
Diluted earnings per share	$0.30	$0.41	$0.36	$0.30	$0.18	$1.35	$1.73

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
BALANCE SHEETS

ASSETS
Cash and due from banks	$42,903	$54,113	$32,993	$35,260	$19,573
Interest-earning deposits	63,093	74,999	94,736	107,691	196,296
Debt and equity investments	463,168	471,875	464,159	471,003	447,192
Loans held for sale	4,033	4,899	5,375	1,901	1,834

Portfolio loans	2,433,916	2,294,905	2,251,102	2,173,988	2,137,313
Less: Allowance for loan losses	30,185	28,800	28,422	27,905	27,289
Portfolio loans, net	2,403,731	2,266,105	2,222,680	2,146,083	2,110,024
Purchase credit impaired loans, net of the allowance for loan losses	83,693	98,318	100,965	110,159	125,100
Total loans, net	2,487,424	2,364,423	2,323,645	2,256,242	2,235,124

Other real estate not covered under FDIC loss share	1,896	2,261	7,613	10,001	7,576
Other real estate covered under FDIC loss share	5,944	8,826	12,821	14,898	15,676
Fixed assets, net	14,753	18,054	17,930	18,028	18,180
State tax credits, held for sale	38,309	45,631	45,529	45,660	48,457
FDIC loss share receivable	15,866	22,039	25,508	29,781	34,319
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	4,164	4,453	4,767	5,092	5,418
Other assets	105,116	107,683	110,031	114,060	110,218
Total assets	$3,277,003	$3,209,590	$3,175,441	$3,139,951	$3,170,197

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$642,930	$695,804	$675,301	$612,715	$653,686
Interest-bearing deposits	1,848,580	1,813,960	1,790,149	1,839,403	1,881,267
Total deposits	2,491,510	2,509,764	2,465,450	2,452,118	2,534,953
Subordinated debentures	56,807	56,807	56,807	56,807	62,581
Federal Home Loan Bank advances	144,000	120,000	153,600	130,000	50,000
Other borrowings	239,883	187,122	172,243	190,318	214,331
Other liabilities	28,562	27,143	25,777	19,259	28,627
Total liabilities	2,960,762	2,900,836	2,873,877	2,848,502	2,890,492
Shareholders' equity	316,241	308,754	301,564	291,449	279,705
Total liabilities and shareholders' equity	$3,277,003	$3,209,590	$3,175,441	$3,139,951	$3,170,197

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
LOAN PORTFOLIO
Commercial and industrial	$1,270,259	$1,172,015	$1,135,069	$1,060,368	$1,041,576
Commercial real estate	770,529	758,515	755,471	784,077	779,319
Construction real estate	144,773	123,888	137,043	121,869	117,032
Residential real estate	185,252	187,594	173,964	160,195	158,527
Consumer and other	63,103	52,893	49,555	47,479	40,859
Total portfolio loans	2,433,916	2,294,905	2,251,102	2,173,988	2,137,313
Purchase credit impaired loans	99,103	113,862	118,504	128,672	140,538
Total loans	$2,533,019	$2,408,767	$2,369,606	$2,302,660	$2,277,851

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$642,930	$695,804	$675,301	$612,715	$653,686
Interest-bearing transaction accounts	508,941	438,205	235,142	221,816	219,802
Money market and savings accounts	834,287	817,361	956,887	1,004,836	1,028,550
Certificates of deposit	505,352	558,394	598,120	612,751	632,915
Total deposit portfolio	$2,491,510	$2,509,764	$2,465,450	$2,452,118	$2,534,953

AVERAGE BALANCES
Portfolio loans	$2,368,475	$2,280,377	$2,225,670	$2,143,449	$2,120,929
Purchase credit impaired loans	104,732	115,709	123,476	134,466	149,559
Loans held for sale	3,703	5,400	3,735	1,978	8,233
Interest earning assets	2,998,467	2,943,070	2,895,982	2,848,514	2,880,991
Total assets	3,234,485	3,180,359	3,126,511	3,084,720	3,139,789
Deposits	2,501,098	2,437,444	2,411,217	2,466,260	2,493,819
Shareholders' equity	315,557	306,307	297,615	287,181	283,154
Tangible common equity	280,920	271,370	262,358	251,598	246,980

YIELDS (fully tax equivalent)
Portfolio loans	4.19%	4.22%	4.23%	4.36%	4.59%
Purchase credit impaired loans	26.47%	14.67%	20.84%	26.09%	25.66%
Total loans	5.13%	4.73%	5.11%	5.64%	5.97%
Securities	2.29%	2.31%	2.32%	2.45%	2.32%
Interest-earning assets	4.60%	4.24%	4.53%	4.91%	5.11%
Interest-bearing deposits	0.56%	0.58%	0.58%	0.58%	0.57%
Total deposits	0.41%	0.42%	0.43%	0.44%	0.42%
Subordinated debentures	2.14%	2.14%	2.14%	2.69%	2.78%
Borrowed funds	0.77%	0.76%	0.77%	0.97%	1.36%
Cost of paying liabilities	0.63%	0.64%	0.65%	0.68%	0.73%
Net interest margin	4.13%	3.75%	4.04%	4.39%	4.55%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
ASSET QUALITY[1]
Net charge-offs	$582	$(311)	$831	$411	$1,763
Nonperforming loans	22,244	18,212	19,287	15,508	20,840
Classified Assets	77,898	81,382	83,445	78,018	83,843
Nonperforming loans to total loans	0.91%	0.79%	0.86%	0.71%	0.98%
Nonperforming assets to total assets[2]	0.74%	0.64%	0.85%	0.81%	0.90%
Allowance for loan losses to total loans	1.24%	1.25%	1.26%	1.28%	1.28%
Allowance for loan losses to nonperforming loans	135.7%	158.1%	147.4%	179.9%	131.0%
Net charge-offs to average loans (annualized)	0.10%	(0.05)%	0.15%	0.08%	0.33%

WEALTH MANAGEMENT
Trust Assets under management	$865,414	$857,071	$890,430	$881,047	$829,500
Trust Assets under administration	1,478,864	1,462,830	1,500,033	1,481,913	1,438,213

MARKET DATA
Book value per common share	$15.94	$15.61	$15.26	$14.79	$14.47
Tangible book value per common share	$14.20	$13.85	$13.48	$12.99	$12.62
Market value per share	$19.73	$16.72	$18.06	$20.07	$20.42
Period end common shares outstanding	19,838	19,785	19,765	19,706	19,324
Average basic common shares	19,858	19,838	19,824	19,521	19,388
Average diluted common shares	20,140	19,980	19,963	19,949	19,629

CAPITAL
Tier 1 capital to risk-weighted assets	12.16%	12.35%	12.38%	12.39%	12.52%
Total capital to risk-weighted assets	13.42%	13.61%	13.63%	13.65%	13.78%
Tier 1 common equity to risk-weighted assets	10.16%	10.29%	10.25%	10.22%	10.08%
Tangible common equity to tangible assets	8.69%	8.63%	8.49%	8.25%	7.78%

[1] Portfolio loans only
[2] Excludes ORE covered by FDIC shared-loss arrangements, except for inclusion in total assets.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter Ended					For the Years Ended
(In thousands)	Dec 31 2014	Sep 30 2014	Jun 30 2014	Mar 31 2014	Dec 31 2013	Dec 31 2014	Dec 31 2013

CORE PERFORMANCE MEASURES
Net interest income	$30,816	$27,444	$28,742	$30,366	$32,371	$117,368	$135,152
Less: Incremental accretion income	(5,149)	(2,579)	(4,538)	(6,664)	(7,314)	(18,930)	(35,347)
Core net interest income	25,667	24,865	24,204	23,702	25,057	98,438	99,805

Total noninterest income	4,852	4,452	3,405	3,922	4,946	16,631	9,899
Change in FDIC loss share receivable	(1,781)	(2,374)	(2,742)	(2,410)	(4,526)	(9,307)	(18,173)
Gain on sale of other real estate covered under FDIC loss share	195	(45)	164	131	97	445	1,071
Gain on sale of branches	—	—	—	—	1,044	—	1,044
Gain on sale of investment securities	—	—	—	—	—	—	1,295
Closing fee	—	945	—	—	—	945	—
Core noninterest income	6,438	5,926	5,983	6,201	8,331	24,548	24,662

Total core revenue	32,105	30,791	30,187	29,903	33,388	122,986	124,467

Provision for portfolio loans	1,968	66	1,348	1,027	2,452	4,409	(642)

Total noninterest expense	24,795	21,121	20,445	21,102	28,199	87,463	90,639
FDIC clawback	141	1,028	143	(111)	136	1,201	951
Other loss share expenses	544	746	834	829	1,184	2,953	4,565
FHLB prepayment penalty	2,936	—	—	—	2,590	2,936	2,590
Facilities disposal charge	1,004	—	—	—	797	1,004	797
Core noninterest expense	20,170	19,347	19,468	20,384	23,492	79,369	81,736

Core income before income tax expense	9,967	11,378	9,371	8,492	7,444	39,208	43,373
Core income tax expense	3,264	3,926	3,108	2,867	1,994	13,165	14,407
Core net income	$6,703	$7,452	$6,263	$5,625	$5,450	$26,043	$28,966

Core earnings per share	$0.33	$0.37	$0.31	$0.28	$0.28	$1.29	$1.47
Core efficiency ratio	62.83%	62.83%	64.49%	68.17%	70.36%	64.53%	65.67%
Core return on average assets	0.82%	0.93%	0.80%	0.74%	0.69%	0.82%	0.93%
Core return on average common equity	8.43%	9.65%	8.44%	7.94%	7.64%	8.63%	11.18%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN
Net interest income (fully tax equivalent)	$31,223	$27,843	$29,133	$30,803	$33,011	$119,002	$137,375
Less: Incremental accretion income	(5,149)	(2,579)	(4,538)	(6,664)	(7,314)	(18,930)	(35,347)
Core net interest income	$26,074	$25,264	$24,595	$24,139	$25,697	$100,072	$102,028

Average earning assets	$2,998,467	$2,943,070	$2,895,982	$2,848,514	$2,880,991	$2,921,978	$2,875,765
Reported net interest margin	4.13%	3.75%	4.04%	4.39%	4.55%	4.07%	4.78%
Core net interest margin	3.45%	3.41%	3.41%	3.44%	3.54%	3.42%	3.55%

	At the Quarter Ended
(in thousands)	Dec 31 2014	Sep 30 2014	Jun 30 2014	Mar 31 2014	Dec 31 2013
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS
Shareholders' equity	$316,241	$308,754	$301,564	$291,449	$279,705
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(4,164)	(4,453)	(4,767)	(5,092)	(5,418)
Plus (Less): Unrealized losses (unrealized gains)	(1,681)	233	(579)	2,623	4,380
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	60,100
Other	59	56	56	55	57
Tier 1 capital	$335,221	$329,356	$321,040	$313,801	$308,490
Less: Qualifying trust preferred securities	(55,100)	(55,100)	(55,100)	(55,100)	(60,100)
Tier 1 common equity	$280,121	$274,256	$265,940	$258,701	$248,390

Total risk-weighted assets	$2,756,758	$2,666,222	$2,594,016	$2,531,899	$2,463,605

Tier 1 common equity to risk-weighted assets	10.16%	10.29%	10.25%	10.22%	10.08%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$316,241	$308,754	$301,564	$291,449	$279,705
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(4,164)	(4,453)	(4,767)	(5,092)	(5,418)
Tangible common equity	$281,743	$273,967	$266,463	$256,023	$243,953

Total assets	$3,277,003	$3,209,590	$3,175,441	$3,139,951	$3,170,197
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(4,164)	(4,453)	(4,767)	(5,092)	(5,418)
Tangible assets	$3,242,505	$3,174,803	$3,140,340	$3,104,525	$3,134,445

Tangible common equity to tangible assets	8.69%	8.63%	8.49%	8.25%	7.78%